SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

October 26, 2007 Date of Report (date of earliest event reported)

COGNIGEN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-11730	84-1089377
(State or other jurisdiction	(Commission File No.)	I.R.S. Employer
of incorporation)		(Identification No.)

9800 Mount Pyramid Court, Suite 400, Englewood, CO		80112
(Address of principal executive offices)		(Zip Code)

(303)-209-6254
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On October 17, 2007, BayHill Capital LLC became our largest shareholder when it acquired 10,311,040 shares of our common stock which, when combined with the 169,792 shares already owned by an affiliate, represented approximately 47% of our outstanding common stock. The 10,311,040 shares were acquired when BayHill Capital converted $250,000 of loans (plus accrued interest of $7,776) that BayHill had made to us In June 2007. At the same time, James H. Shapiro resigned as a member of the Board of Directors and Robert K. Bench was offered the vacancy position caused by Mr. Shapiro’s resignation. On October 26, 2007 a meeting of the Board of Directors was held at which time Mr. Shapiro’s resignation was accepted by the Board of Directors and Mr. Bench accepted appointment as a Director to fill the vacancy created by Mr. Shapiro's resignation. Also at this meeting, the Board of Directors appointed Mr. Bench as our Chief Executive Officer and President. Gary L. Cook, at this meeting, resigned as our Acting Chief Executive Officer and Acting President, but remained as our Chief Financial Officer, Treasurer and Secretary. There was no employment agreement or other compensatory arrangement approved by the Board of Directors or entered into with Mr. Bench upon his appointment to the positions of Chief Executive Officer and President.

     Mr. Bench, age 58, is the co-founder and has been a principal of the BayHill Group since 1999. BayHill Group, which controls BayHill Capital, is a private investment strategy firm, focused on obtaining investment capital for business growth, recapitalizing equity structures, finalizing new technology acquisitions, managing private and public companies, restructuring and reorganizing business units, defining and executing new growth strategies. Prior to co-founding the BayHill Group, from 1996 to 1999, Mr. Bench served as the Chief Financial Officer of Sento Corporation, a public company that provides outsourcing of technical consulting, systems integration, training, and technical call center support in the IT industry. From 1991 to 1995, Mr. Bench served as President of Cerprobe Corporation (CRPB)/ Fresh Test Technology Company, and from 1995 to 1996 served as its Chief Financial Officer. From 1986 to 1991 Mr. Bench served as the Chief Financial Officer of Axent Technologies. From 1983 to 1986, Mr. Bench was a Financial Principal with Cannon Securities. From 1981 to 1983 Mr. Bench was a Contract Administrator for International Bechtel, Inc. From 1977 to 1981, Mr. Bench serve as CFO of NP Energy Corporation. Prior thereto, from 1973 to 1977, Mr. Bench was a certified public accountant with KPMG Peat Marwick. Mr. Bench received his Bachelor of Science in Accounting from Utah State University. Mr. Bench is not a director of any other reporting companies.

     Mr. Bench also was appointed a member of the Executive Committee of the Board of Directors upon his appointment as our Chief Executive Officer and our President.

     There were no other transactions between us and Mr. Bench,  BayHill Capital or the BayHill Group or its or his affiliates since the beginning of our last fiscal year that commenced on July 1, 2006 other than the loans described above that were converted into our common stock as described above, the consulting work performed by the BayHill Group for which partial consideration was 169,792 common shares and except that BayHill Capital made us another loan of $30,000 in September 2007 that bears interest at a rate of 10% per annum that remains due and unpaid.

     At the time of his resignation, James H. Shapiro was a member of the Compensation Committee of the Board of Directors. To our knowledge, there were no disagreements between Mr. Shapiro and us at the time of his resignation.

     There are no arrangements known to management or the directors that might result in an additional change in control of us in the future.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2007

COGNIGEN NETWORKS, INC.

/s/ Gary L. Cook Gary L. Cook Secretary